Exhibit 99.1

Beazer Homes Announces Tender Offer for 7.500% Senior Notes due 2021

ATLANTA — March 7, 2017 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today that it has commenced a cash tender offer for any and all of its 7.500% Senior Notes due 2021 (the “Notes”).

Information related to the Notes and the tender offer is set forth in the table below.

Security	CUSIP	Outstanding Principal Amount	Tender Offer Consideration(1)
7.500% Senior Notes Due 2021	07556Q BF1	$198,000,000	$1,060.25
(1)	Per $1,000 principal amount of Notes validly tendered and accepted.

The tender offer will expire at 5:00 p.m., New York City time, on March 13, 2017, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). In order to be eligible to receive the Tender Offer Consideration (as described below) for tendered Notes, holders must validly tender and not validly withdraw their Notes, or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes, before the Expiration Time.

The tender offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the receipt of at least $250 million in gross proceeds from one or more offerings of senior notes on terms reasonably acceptable to the Company, and (2) certain general conditions, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the tender offer or may otherwise amend the tender offer. The Company intends to redeem any Notes that are not validly tendered and accepted for purchase pursuant to the tender offer.

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the tender offer will be an amount equal to $1,060.25, payable in cash to holders that validly tender their Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes prior to the Expiration Time, plus accrued and unpaid interest.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letter of Transmittal and the Notice of Guaranteed Delivery that are being sent to holders of the Notes. Holders are urged to read the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery carefully when they become available.

The Company has engaged Credit Suisse Securities (USA) LLC to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Credit Suisse Securities (USA) LLC toll-free at (800) 820-1653 or collect at (212) 325-2476. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 967-5068 (for noteholders), or via the following web address: www.dfking.com/bzh.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the

Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.

About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company’s active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Source: Beazer Homes USA, Inc.

David I. Goldberg

Vice President of Treasury and Investor Relations

770-829-3700

investor.relations@beazer.com